Exhibit 99.7

Consent of Ladenburg Thalmann & Co. Inc.

June 27, 2023

Board of Directors

CohBar, Inc.

1455 Adams Drive, Suite 1308

Menlo Park, CA 94025

Re: Registration Statement on Form S-4 of CohBar, Inc.

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated May 22, 2023, to the Board of Directors of CohBar, Inc. (“CohBar”) as Annex G to, and to the reference thereto under the headings “Summary — Opinion of CohBar’s Financial Advisor”, “Risk Factors”, “The Merger — Background of the Merger”, “The Merger — CohBar’s Reasons for the Merger; Recommendation of the CohBar Board” and “The Merger — Opinion of CohBar’s Financial Advisor” in the proxy statement/prospectus relating to the proposed merger involving CohBar and Morphogenesis, Inc. (“Morphogenesis”), which proxy statement/prospectus forms a part of CohBar’s Registration Statement on Form S-4 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Ladenburg Thalmann & Co. Inc.
LADENBURG THALMANN & CO. INC.

LADENBURG THALMANN & CO. INC.

640 5th Avenue, 4th Floor

New York NY 10019

Phone 212.409.2000  ●   Fax 212.308.2203

MEMBER NYSE, NYSE Amex, FINRA, SIPC